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                                                                    Exhibit 10.5


                          INTERCONNECTION AND OPERATING
                                    AGREEMENT

      THIS AGREEMENT is made this 18th day of May, 1998, by and between LSP Energy Limited Partnership, a limited partnership organized and existing under the laws of the State of Delaware, sometimes hereinafter referred to as "Customer", and Energy Mississippi, Inc., a corporation organized and existing under the laws of the State of Mississippi, sometimes hereinafter referred to as "Company".

                                   WITNESSETH:

      WHEREAS, Customer intends to construct, own and operate a facility for the generation and sale of electric energy, which facility is located in Batesville, Mississippi (the "Facility"); and

      WHEREAS, the Facility is expected to sell electrical energy and capacity to one or more power purchasers for resale and to have a generating capacity of up to 800 MWs in the summer period and up to 900 MWs in the winter period; and

      WHEREAS, the Facility is located near the transmission facilities of Company; and

      WHEREAS, Customer has requested and Company has agreed to enter into an interconnection agreement with Customer in order for Customer to be able to transmit energy from the Facility across Company's transmission system; and

      NOW THEREFORE, in consideration of and subject to the mutual covenants contained herein, it is agreed:


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

                             ARTICLE I - DEFINITIONS

      Whenever used in this Agreement, Appendices and attachments hereto, the following terms shall have the following meanings:

      Company Interconnection Facilities - Those certain Interconnection Facilities presently in place, presently proposed to be installed or required to be installed in the future, which facilities are required to interconnect the Customer Interconnection Facilities to Company's system at Company's Batesville Substation and were installed or will be installed and will be owned, operated and maintained by Company, but at Customer's expense pursuant to this Agreement, and which facilities are more fully described in Appendix A of this Agreement.

      Customer Interconnection Facilities - All Interconnection Facilities to be installed, owned, operated and maintained by Customer on Customer's side of the Point of Interconnection which facilities are more fully described in Appendix A of this Agreement.

      Customer Interconnection Specifications - shall have the meaning set forth in Section 3.2.b. of this Agreement.

      Good Utility Practice - shall mean any of the practices, methods and acts engaged in or approved by a significant proportion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of acceptable practices, methods or acts.


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

      Interconnection Facilities - All Customer Interconnection Facilities, Company Interconnection Facilities and System Upgrades presently in place or presently proposed to be installed or required to be installed in the future pursuant to this Agreement in order to interconnect and deliver energy from the Facility to Company's system including, but not limited to, any such connection, transmission, distribution, engineering, administrative, transformation, switching, metering, communications and safety equipment and any additions and/or reinforcements to Company's system that the Company, in the exercise of its reasonable judgment, deems necessary.

      Operation Date - The day commencing at 00:01 hours, following the day during which Interconnection Facilities and equipment of Customer
Interconnection Facilities have been completed to Company's and Customer's mutual satisfaction pursuant to the requirements of this Agreement and energized in parallel operation of Company's and Customer's systems as confirmed in writing.

      Point of Interconnection - The point, shown in Appendix A, where the facilities of Customer interconnect with the facilities of Company as the same may be modified consistent with Section 3.2.f.

      System Protection Facilities - The equipment required to protect (1) Company's system and its customers from faults occurring at Customer Interconnection Facilities or the Facility, and (2) Customer Interconnection Facilities or the Facility from faults occurring on Company's system or on the system of others to which Company's system is directly or indirectly connected.

      System Upgrades - Any Interconnection Facilities comprising an upgrade or improvement to Company's existing transmission system as specified in Appendix B.


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

      Transferrable Interconnection Facilities - Those certain Customer Interconnection Facilities that may be transferred from Customer to the Company or to a third party pursuant to Section 3.2.f., as more particularly described in Appendix C and any rights of way or easements to be assigned to Company in connection with such transfer pursuant to Section 3.2.f.

                         ARTICLE II - TERM OF AGREEMENT

      2.1 This Agreement shall be binding upon execution, shall remain in effect for a term of thirty-five (35) year(s) from the Operation Date, and shall renew thereafter for succeeding five (5) year terms; provided, that during or with respect to any renewal term either Company or Customer may terminate this Agreement by giving at least three (3) years written notice to the other conditioned upon such termination being consistent with applicable law and regulation.

                           ARTICLE III - CONSTRUCTION

      3.1. Land Rights. Customer agrees to furnish at no cost to Company all necessary rights of way upon, over, under, and across lands owned or controlled by Customer and/or its affiliated interests for the construction and operation of Company Interconnection Facilities under this Agreement and shall, at all reasonable times, give the Company, or its agents, free access to such facilities. Customer grants to Company at all reasonable times the right of free ingress and egress to Customer's premises to the extent necessary for the purpose of installing, testing, reading, inspecting, repairing, operating, altering or removing any of the Company Interconnection Facilities located on Customer's premises or for such other purposes as necessary to enable Company to receive electric energy or suspend the receipt thereof pursuant to the terms of this Agreement, or


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

determine Customer's compliance with this Agreement. If any part of the Company Interconnection Facilities, System Upgrades or Transferable Interconnection Facilities are to be installed on property owned by other than Company or Customer, Customer shall procure from the owners thereof all necessary permanent property rights, rights of way and easements for the construction, operation, maintenance and replacement of Company facilities upon such property in a form reasonably satisfactory to Company. In the event Customer is unable to secure such rights by condemnation or otherwise, Company shall use due diligence to secure such rights and Customer shall reimburse Company for all reasonable costs incurred by Company in securing such rights. In connection with Company's exercise of rights under this Section 3.1, while on Customer's premises, Company's personnel and agents shall comply with all applicable safety rules or regulations of Customer that are communicated by Customer to Company. Company is currently expected to install all System Upgrades on existing Company property, rights of way or easements. If any part of the System Upgrades are to be installed on property owned by other than Company, Company shall notify Customer of such additional property requirements. as soon as practicable.

      3.2. Facility and Equipment Design and Construction.

            a. Customer shall be obligated to design, construct, install, own, operate and maintain Customer Interconnection Facilities. Customer Interconnection Facilities shall meet all requirements of applicable safety and/or engineering codes, and further, shall meet all requirements of any duly constituted regulatory authority having jurisdiction, as specified by Company pursuant to this Section 3.2. The Facility shall meet all


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

requirements of applicable law including any safety or other codes required by any duly constituted regulatory authority having jurisdiction.

            b. As soon as possible but no later than sixty (60) days after execution of this Agreement, Company shall provide Customer with all design specifications or other requirements for the Customer Interconnection Facilities required to satisfy Company's requirements for operational control, reliability or safety of the Interconnection Facilities pursuant to the standards specified in this Agreement (the "Customer Interconnection Specifications"). Customer shall provide Company with any proposed revisions to such Customer Interconnection Specifications within thirty (30) days after receipt of such specifications from Company. Company shall either accept or reject, in whole or in part, Customer's proposed revisions within thirty (30) days after receipt. Company shall provide Customer a written explanation of the basis for any rejection. Customer shall submit the actual specifications for all Customer Interconnection Facilities, including any System Protection Facilities, to Company for review prior to connecting said Customer Interconnection Facilities and equipment to Company's system in order to insure that connection to Customer's Facility is consistent with the Customer Interconnection Specifications. Within thirty (30) days after receipt of such specifications, Company shall confirm in writing the acceptability thereof or provide Customer with a written notice of any failure of such specifications to satisfy the Customer Interconnection Specifications, setting forth in reasonable detail an explanation of the failure and such revisions as believed necessary to remedy the failure. Customer shall revise the Customer Interconnection Facilities as necessary to overcome the failure and resubmit such specifications for the Company's review and approval pursuant to this Section 3.2.b. Company's review of the


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

specifications for Customer Interconnection Facilities shall be solely for the purpose of confirming their conformance with the Customer Interconnection Facilities and shall not be construed either as confirming or as endorsing the design, or as any warranty as to fitness, safety, durability or reliability of Customer Interconnection Facilities or any portion thereof. Company shall not, by reasons of such review or failure to review, be responsible for strength, details of design, adequacy or capacity of Customer Interconnection Facilities or equipment, nor shall Company's acceptance be deemed to be an endorsement of any Facility or equipment.

            c. Each Party agrees to make changes to the Interconnection Facilities on its respective side of the Point of Interconnection as may be reasonably required to cause such facilities to meet the standards of this Agreement in response to changing requirements of Company's system. It is agreed that such necessary changes will be made by each Party to its facilities on its respective side of the Point of Interconnection, at its own expense, unless such facilities are determined to be Company Interconnection Facilities, in which case such facilities will be installed, owned and maintained by Company, but at Customer's expense. Company agrees to give Customer advance written notice of the time such changes are to be completed, and a reasonable opportunity for Customer to accomplish these changes. Contemporaneous with such notice, Company shall supply complete engineering information and specifications to Customer for use in determining what changes will be necessary on Customer's side of the Point of Interconnection.

            d. Company shall design, license, install, operate, maintain and own the Company Interconnection Facilities and the System Upgrades. Company shall provide


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

Customer with a detailed description and its preliminary estimate of the itemized expected budget for the design and construction of the Company Interconnection Facilities and the System Upgrades pursuant to the standards set forth in this Agreement no later than fifteen (15) days after execution of this Agreement. Company shall provide Customer with its best estimate of any revisions to such description and budget and the schedule for the design and construction of the Company Interconnection Facilities and System Upgrades within sixty (60) days after execution of this Agreement. Company understands that time is of the essence to Customer in the construction of such facilities. Company shall timely advise Customer of any opportunities to reduce the scheduled time for such construction by the payment of additional costs or otherwise. Company shall promptly provide Customer with any material revisions in such description, budget or schedule, but in any event, no less than sixty
(60) days prior to initiating any work covered by such revision. Customer shall within sixty (60) days after receipt provide Company with any comments or proposed revisions to such description, or budget, or schedule estimate. Company shall use reasonable efforts to address or accommodate the comments received from Customer pursuant to this Section 3.2.d.; provided that Company shall reserve the final judgment with respect to any such matters. Company shall not commence detailed design or construction of any Company Interconnection Facilities or System Upgrades prior to receiving written authorization to proceed from Customer. Subject to Company's right to suspend its performance pursuant to Section 5.2, Company shall use due diligence to complete or cause to complete and place in service any Company Interconnection Facilities or System Upgrades on or before sixteen (16) months from the date of receipt of the authorization to proceed from Customer; or such earlier or later date as set forth in


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

Company's schedule provided under this Section. Company shall be reimbursed by Customer for all reasonable costs incurred by Company in performing its work under this Section 3.2.d. If Customer reasonably determines that Company is failing to use due diligence to complete the Company Interconnection Facilities or System Upgrades pursuant to the detailed design and schedule provided under this Section, Customer may provide Company with written notice of its determination setting forth in reasonable detail the actions necessary to cure the failure. If, within thirty (30) days after such notice, Company fails to provide Customer with reasonably satisfactory evidence that it has cured such failure, Customer may, upon thirty (30) days notice to Company, without prejudice to any other remedies it may have, cause the remaining work to be completed in accordance with the design specifications and standards for such work prepared by Company pursuant to this Agreement by an independent contractor selected from a list provided by Company. Company shall cooperate reasonably with Customer to facilitate the transfer of responsibility for work subject to Customer's exercise of such right, provided that Company shall to oversee and supervise all such remaining work.

            e. The Company shall cause the construction of the Company Interconnection Facilities and System Upgrades consistent with the procedures, practices and standards routinely employed by the Company with respect to its construction of its own comparable facilities in accordance with Good Utility Practice, including without limitation, any applicable bidding or other cost control procedures. At Customer's request, Company shall provide Customer with a cost accounting setting forth in reasonable detail the expenditures for all necessary facilities and materials comprising the Company Interconnection Facilities and System Upgrades.


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

            f. Customer shall have the option, exercisable upon thirty (30) days written notice to Company to transfer ownership of the Transferrable Interconnection Facilities to Company or to any affiliated or unaffiliated thirty party.

      A transfer of the Transferrable Interconnection Facilities to Company shall be made pursuant to a bill of sale or such other documentation ("Facilities Documents") as required by law and reasonably acceptable to the Company to effect a transfer of title of the Transferrable Interconnection Facilities to Company with all legal warranties. Customer's transfer shall include an assignment of any rights of way or easements ("Easement Documents") necessary for Company to own, operate and maintain the Transferrable Interconnection Facilities in a form reasonably acceptable to the Company. Facilities Documents and Easement Documents are referred to collectively as "Transfer Documents". Such transfer and assignment of the Transferrable Interconnection Facilities shall be for no additional consideration by either Party to the other. Prior to effecting the transfer of the Transferrable Interconnection Facilities, Customer shall demonstrate to Company's reasonable satisfaction that any required maintenance of the Transferrable Interconnection Facilities has been performed consistent with the standards of this Agreement. Such transfer and assignment to Company shall be effective upon the execution and delivery of the Transfer Documents by Customer. Any costs incurred by Company to effectuate such transfer and assignment shall be reimbursed by Customer pursuant to Article V.

      Upon transfer of the Transferrable Interconnection Facilities to Company, Company shall operate and maintain such facilities and easements at the Customer's expense for the term of the Agreement or as long as Transferrable Interconnection Facilities are used


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

by Customer for transmission of electricity, whichever occurs last. Reimbursement for such reasonable operation and maintenance expenses to Company and other related expenses such as taxes and administrative expenses shall be made pursuant to Article V. Such transfer and assignment shall be subject to any regulatory approval which may be required by law or rule or regulation promulgated by a governmental authority with jurisdiction over such a transaction.

      Company shall use due diligence and cooperate in good faith to cause such transfer and assignment to be effective as soon as possible after Customer's notice under this Section 3.2.f. Upon the effective date of such transfer and assignment to Company, the Transferrable Interconnection Facilities shall become Company Interconnection Facilities as of such date for all purposes of this Agreement. The transfer of the Transferrable Interconnection Facilities to a third party shall not require the consent of Company provided that Customer shall remain liable for all obligations under this Agreement with respect to such transferred facilities and provided further that the Company, the third party, and Customer have executed in a manner reasonably acceptable to Company, all agreements and modifications to existing agreements that Company, in its reasonable judgment, deems necessary to effectuate such transfer and continued interconnection.

            g. Customer (or Customer's power purchaser(s)) will be responsible for arranging transmission service necessary for deliveries from the Facility across Company's system. To the extent appropriate, network, firm point-to-point, non-firm point-to-point, or comparable service shall be purchased at the rates established pursuant to the Company's then current tariff to the extent energy produced by the Facility is transmitted


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

over Company's transmission system. Company shall offset such charges by a credit up to the cost of the System Upgrades paid for by Customer for purposes of Customer's or Customer's power purchasers, use of network, firm point-to-point, non-firm point-to-point, or comparable transmission service under Company's tariff. To the extent any energy produced by the Facility is transmitted over Company's transmission system pursuant to a network, firm point-to-point, non-firm point-to-point, or comparable transmission service agreement, Company shall credit against Customer's (or Customer's purchasers') use an amount equal to the equivalent point-to-point transmission service rate for such service until such time as the cost of the System Upgrades has been fully offset, after which time such offset or credit shall no longer apply. Any such credit shall be separately identified by Company and applied monthly pursuant to the terms of the applicable transmission service agreement.

            h. At Customer's request, Company shall use due diligence and shall cooperate in good faith to (i) determine what, if any, modifications to the Interconnection Facilities are either required or allowable to accommodate a change in Customer's requirements related to interconnection with Company's transmission system, and (ii) implement such modifications at Customer's expense pursuant to the other provisions of this Agreement.

      3.3. Metering. Customer shall provide, install, own and maintain metering equipment at the locations shown in Appendix A, or such other accessible, protected and satisfactory site selected by mutual agreement of the Parties, necessary to meet its obligations in this Agreement. Company shall provide, install, own and maintain metering equipment at the location shown in Appendix A, or such other accessible, protected and


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

satisfactory site selected by mutual agreement of the Parties, necessary to meet its obligations under this Agreement. All reasonable and documented costs required for the administration of Company's metering shall be born by Customer. All reasonable and documented costs required for either the initial installation of Company's metering, or any changes to metering requested by Customer shall be borne by Customer. Customer and Company shall share with each other the necessary output information from their respective meters consistent with the terms of this Agreement.

                             ARTICLE IV - OPERATION

      4.1. Interconnection. Upon completion, testing and acceptance of the Interconnection Facilities pursuant to Section 3.2 of this Agreement and subject to the other terms and conditions of this Article IV, Company shall operate and maintain the Company Interconnection Facilities and System Upgrades as necessary to accept electrical energy from the Facility at the Point of Interconnection. As a condition to energizing the Interconnection Facilities, Customer shall provide Company with evidence reasonably satisfactory to Company that Customer has closed on the construction financing required to complete the Facility and that the agreements providing for the disbursement of such financing are still in full force and effect. In the event that the System Upgrades are not completed by the date upon which Customer wishes to synchronize the Facility with Company's system, Customer shall nonetheless be allowed to synchronize the Facility and delivery energy to Company's system but only to the extent Company's system can accept such energy.

      4.2. Reliability. The Company and Customer agree that the implementation of this Agreement shall comply with the then existing (or amended) manuals, standards, and


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guidelines of the North American Electric Reliability Council ("NERC") and the
Southeastern Electric Reliability Council ("SERC"), or any successor agency assuming or charged with similar responsibilities related to the operation and reliability of the North American electric interconnected transmission grid. To the extent that this Agreement does not specifically address or provide the mechanisms necessary to comply with such NERC or SERC manuals, standards, or guidelines, the Company and Customer hereby agree that both parties shall provide to the other Party all such information as may reasonably be required to comply with such manuals, standards, or guidelines and shall operate, or cause to be operated, their respective facilities in accordance with such manuals, standards, or guidelines.

      4.3. Reactive Power. In association with power generated by Customer for transmission by Company, Customer shall operate the Facility so as to meet the voltage schedules designated by Company's operations personnel, which shall be within the normal operating range of the Facility, which schedules shall be consistent with the voltage schedules provided to Customer by the Tennessee Valley Authority ("TVA"). To the extent energy produced by the Facility is transmitted across Company's transmission system, consistent with Company's currently effective transmission tariff, an appropriate adjustment to the charge for reactive supply and voltage control in the transmission service agreement will be made to reflect the contribution to reactive supply and voltage support made by the Facility.

      4.4. Protection and System Quality. It shall be Customer's obligation, at its expense, to install or have installed and keep operative System Protection Facilities, including such protective and regulating devices as are identified by order, rule or


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regulation of any duly constituted regulatory authority having jurisdiction, or as are otherwise necessary to protect personnel and equipment and to minimize deleterious effects to Company's electric service operation, all in accordance with the standards of this Agreement and as specified pursuant to Section 3.2. Any such protective or regulating devices that may be required for Company's Interconnection Facilities or System Upgrades shall be installed by Company at Customer's expense pursuant to this Agreement.

            a. Requirements for Protection. Customer shall provide relays, circuit breakers, and all other devices necessary to promptly remove any fault contribution of Customer's generating equipment to any short circuit occurring on Company's system not otherwise isolated by Company equipment. Such protective equipment shall include, without limitation, a disconnecting device or switch with load interrupting capability to be located between Facility and the Company's system at the point specified in Appendix A hereto or such other accessible, protected, and satisfactory site selected upon mutual agreement of the Parties. Customer shall be responsible for protection of Customer Interconnection Facilities and the Facility from such conditions as negative sequence currents, over- or under-frequency, sudden load rejection, over- or under-voltage, and generator loss-of-field. Customer shall be solely responsible for provisions to disconnect its generation when a disturbance on the Company's system results in Customer's generation becoming isolated from Company's generation.

            b. System Quality. Customer's Facility and Customer Interconnection Facilities shall meet the specifications for voltage excursions and voltage operating range,


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voltage flicker and sinusoidal voltage or current waves as specified by appropriate industry guidelines consistent with Good Utility Practice and the standards of this Agreement.

            c. Inspection. Company shall have the right, but shall have no obligation or responsibility to: i) observe Customer's tests and/or inspection of any of Customer Interconnection Facilities including any System Protection Facilities maintained by Customer; ii) review the settings of Customer's System Protection Facilities; and iii) review Customer's maintenance records relative to Customer Interconnection Facilities including any System Protection Facilities. The foregoing rights may be exercised by Company from time to time as deemed necessary by the Company upon reasonable notice to Customer. However, the exercise or non-exercise by Company of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of Customer Interconnection Facilities or the operation thereof, nor as a warranty as to fitness, safety, desirability, or reliability of same.

      4.5 Meters. Each Party shall, at Customer's expense, inspect and test its respective meters upon their installation and at least once every two years thereafter. If requested to do so by a Party, the other Party shall inspect or test its meters more frequently than every two years, at the expense of the requesting Party. Each Party shall give reasonable notice of the time when any inspection or test shall take place, and the other Party may have representatives present at the test or inspection. If a meter is found to be inaccurate or defective, it shall be adjusted, repaired or replaced at Customer's expense, in order to provide accurate metering. If a meter fails to register, or if the measurement made by a meter during a test is found not to be within the accuracy


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standards established in the most recent revision of Standard C 12.1 of the
American National Standard Institute, Incorporated, an adjustment shall be made correcting all measurements made by the inaccurate meter for:

            a. the actual period during which inaccurate measurements were made, if the period can be determined, or if not,

            b. the period immediately preceding the test of the meter equal to one-half the time from the date of the last previous test of the meter; provided, that the period covered by the correction shall not exceed six months.

      If hourly and/or daily energy readings are available and if such data are requested by Company, Customer shall report same to Company's representatives as designated by Company, by telephone, on a schedule to be agreed upon.

      At Customer's expense, and in accordance with Section 4.6.b. and the other standards and requirements of this Agreement, Customer's output information shall be telemetered to the location specified by Company.

      4.6. Control Area. Customer reserves the right to designate from time to time, but no more frequently than once each year, all, part or none of its Facility to be located in Company's control area. In the event that all or a portion of the Facility is located in Company's control area and energy from such portion of the Facility is scheduled and delivered to or across TVA's system, no transmission service charge other than any applicable ancillary services shall be assessed by Company related to such energy provided that the Facility is directly connected to TVA's system and that no such charge is imputed to Company or its customers under its current transmission tariff.


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

      4.7 Communications. To the extent communications with Company are required they shall be conducted in accordance with this Section 4.7.

            a. At Customer's expense, Customer shall maintain operating communications with Company's system dispatcher or representative as designated by Company in accordance with the standards of this Agreement. Any required maintenance of the communications equipment shall be performed at Customer's expense, but may be performed by Customer, the Company, or a subcontractor to Customer approved by Company. The operating communications shall include, but not be limited to, system paralleling or separation, scheduled and unscheduled shutdowns, equipment clearances, next day forecasted hourly generation levels and hourly and daily load data.

            b. A Remote Terminal Unit ("RTU") or other communication method acceptable to both parties shall be installed by Customer to gather accumulated and instantaneous data from Customer's meters to be telemetered to the location designated by Company. The communication protocol for this link will be specified by Company. Instantaneous analog watt and var flow information must be telemetered directly to such location. RTU equipment shall also be installed or modified by Company at Customer's expense to gather accumulated and instantaneous data from Company's meters.

      4.8. Disconnection. Company shall have the right to disconnect, without notice, the Customer Interconnection Facilities if, in the Company's reasonable opinion, a hazardous condition exists and immediate disconnection is necessary to protect persons, Company facilities, or other customer facilities from damage caused by Customer Interconnection Facilities and/or the Facility, or the lack of proper or properly operating System Protection Facilities. For purposes of this Section 4.8, Customer System


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Protection Facilities may be deemed by Company to be not properly operating if
Company's review under Section 4.4.c. discloses irregular or insufficient maintenance on such devices contrary to Good Utility Practice or that maintenance records do not exist or are otherwise insufficient to demonstrate that adequate maintenance has been and is being performed in accordance with the standards under this Agreement. Company shall give Customer such notice as reasonably practicable prior to such disconnection. Company shall (i) use reasonable care and cooperate reasonably with Customer to avoid and minimize interruptions in the acceptance of capacity and energy from the Facility pursuant to this Section 4.8, (ii) keep Customer fully informed as to the anticipated duration of each interruption, and (iii) restore connection and resume acceptance of capacity and energy from Customer as soon as practicable to the extent the condition resulting in the interruption has abated sufficiently to permit such resumption. Any interruption or disconnection of Customer shall be done in accordance with Good Utility Practice and be limited to the extent necessary to effectively relieve the condition necessitating such interruption or disconnection. Such interruption or disconnection shall not be inconsistent with open access transmission policies of the Federal Energy Regulatory Commission ("FERC").

      4.9. Continuity of Service. Company shall have the right, exercisable in accordance with this Section 4.9, to curtail deliveries of energy from Customer or disconnect Customer Interconnection Facilities : a) for failure by Customer to company with the provisions of this Agreement, provided that, Company shall not curtail or disconnect Customer as a result of such material noncompliance without provided the


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Customer written notice and at least thirty (30) days to cure such noncomplicance; or b) to the extent required to:

            (i)   overcome system reliability problems caused by an emergency;

            (ii) permit installation, repairs, maintenance, construction or inspection of any part of Company's equipment or Company's transmission system;

            (iii) facilitate restoration of line or equipment outages; or

            (iv) overcome system reliability problems caused by an outage of Company's equipment or generation facilities; or

            (v) for any reason otherwise permitted by applicable rules or regulations promulgated by a regulatory authority having jurisdiction over such matters.

      Except in case of emergency, in order not to interfere unreasonably with the other Party's operations, the curtailing or disconnecting Party shall give the other Party reasonable prior notice of any curtailment or disconnection, the reason for its occurrence and its probable duration. Company shall (i) use reasonable care to avoid and minimize curtailments or disconnections in the acceptance of capacity and energy, (ii) use reasonable care to coordinate any curtailments or disconnections with scheduled outages or maintenance of the Facility, (iii) keep Customer fully informed as to the anticipated duration of each curtailment or disconnection, and (iv) resume acceptance of deliveries of capacity and energy from Customer as soon as practicable once the condition resulting in the interruption has abated sufficiently to permit such resumption. Any curtailment or disconnection of Customer shall be done in accordance with Good Utility Practice and be limited to the extent necessary to effectively relieve the condition necessitating such curtailment or disconnection. Such curtailment or disconnection shall not be inconsistent with FERC's open access transmission policies.

      4.10 Energy Imbalance. Company reserves the right to file rate schedules with the FERC concerning any services the Company deems necessary for reliable and orderly bulk power supply system management, including but not limited to, any standby or related services that may arise from a failure of Customer to meet its schedule of deliveries across facilities covered by this Agreement.

                       ARTICLE V. BILLING AND ADJUSTMENTS

      5.1 Notwithstanding any other provision of this Agreement, Customer shall be responsible for and shall reimburse Company for all actual costs incurred by Company consistent with Sections 3.2.e. and 3.2.f. with respect to the design, construction, and installation of the Company Interconnection Facilities, System Upgrades, and all related equipment. Any estimates of costs provided under the terms of this Agreement shall be for purposes of forecasting expected costs and shall not be binding on Company.

      5.2 Company shall bill Customer monthly in arrears for the costs to be reimbursed Company under this Agreement. Customer shall pay all amounts due within twenty (20) days after receipt of Company's statement. Company shall provide reasonable documentation supporting Company's statement. In the event Customer fails to make said monthly payments, Company shall have the right to suspend its performance of work or other obligations under this Agreement until such time as any overdue amounts have been paid in full.

      5.3 All Costs and expenses to be reimbursed by Customer under this Agreement shall be reasonably incurred and properly documented by Company and consistent with the standards of this Agreement.

      5.4 In the event adjustments to billing statements are required as a result of measurements made by inaccurate meters, the Parties shall use the corrected measurements described in Section 4.5 to compute the amounts due from or to Company for the energy delivered under this Agreement during the period of inaccuracy. If the total amount, as computed, due from a Party for the period of inaccuracy varies from the total amount due as previously computed, and the payment of the previously computed amount has been made, the difference in the amounts shall be paid to the Party entitled to it within thirty (30) days after the paying Party is notified of the recomputation.

                            ARTICLE VI. FORCE MAJEURE

      6.1. The term "Force Majeure" as used herein shall mean any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, any order, regulation or restriction imposed by governmental military or lawfully established civilian authorities, or any other cause beyond a Party's reasonable control. The Party unable to carry out an obligation, imposed on it by this Agreement, due to "Force Majeure", shall notify the other Party in writing or by telephone within a reasonable time after the occurrence of the cause relied on.

      6.2. Company shall not be responsible for any non-performance under the Agreement to the extent due to "Force Majeure" whether occurring on Company's electric system or any connecting electric system to the extent affecting Company's operations.

Company shall be excused from whatever performance is affected only to the extent a "Force Majeure" situation exists and prevents such performance and Company attempts in good faith and reasonable diligence to alleviate such situation.

      6.3. If Customer, because of "Force Majeure", is rendered wholly or partially unable to perform an obligation imposed on it by this Agreement, except for the obligation to make payments of money, Customer shall be excused from whatever performance is affected, but only to the extent a "Force Majeure" situation exists and prevents such performance and Customer attempts in good faith and reasonable diligence to alleviate such situation.

                             ARTICLE VII. INDEMNITY

      7.1 Customer agrees to fully indemnify and hold Company, its shareholder, directors, officers, agents, representatives, employees, servants, its affiliated and associated companies, their respective shareholders and/or its assigns, harmless from and against any and all claims, demands, liability, losses, damage, costs or expenses (including attorneys' fees and other costs of defense), of any nature or kind whatsoever, including, but not limited to, claims, demands and/or liability for personal injury to (including death of) any person whomever (including payments and awards made to Customer's employees or others under any workers' compensation law or under any plan for employees' disability and death benefits) and for damage to any property whatsoever (including Customer Interconnection Facilities, the Facility and Company's system which includes Company Interconnection Facilities) arising out of or otherwise resulting from the use, ownership, maintenance, or operation of the Facility or Customer Interconnection Facilities, regardless of whether such claims, demands or liability are alleged to have been caused by negligence or to have arisen out of Company's status as the owner or operator of facilities involved; provided, however, that the provisions of this
Section 7.1 shall not apply if any such personal injury or property damage is held to have been caused by the sole negligence or the sole willful misconduct of Company, its agents or employees.

      7.2 Neither Party shall be liable in contract, in tort (including negligence), or otherwise to the other Party, its agents, representatives, its affiliated and associated companies, and/or its assigns, for any incidental or consequential loss or damage whatsoever, including, but not limited to, loss of profits or revenue on work not performed, for loss of use of or under-utilization of the other Party's facilities or loss of use of revenues or loss of anticipated profits, resulting from either Party's performance or non-performance of an obligation imposed on it by this Agreement.

      7.3 Each Party acknowledges and agrees that in no event shall any partner, shareholder, owner, officer, director, employee, or affiliate of either Party be personally liable to the other Party for any payments, obligations, or performance due under this Agreement, or any breach or failure of performance of either Party and the sole recourse for payment or performance of the obligations hereunder shall be against the Customer or Company and each of their respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

                           ARTICLE VIII. MISCELLANEOUS

      8.1. Waiver. Any waiver at any time by either Party of its rights with respect to a default under this Agreement, or with respect to any other matters arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default of other matter.

      8.2. Assignment. Neither Party shall voluntarily assign this Agreement, or any part thereof, without the written consent of the other Party, which consent shall not be unreasonably withheld, except in connection with the sale or merger of a substantial portion of its properties including Interconnection Facilities which it owns, and in the case of Customer, to its lenders in connection with a financing of the Facility or as permitted with respect to a transfer of Transferrable Interconnection Facilities pursuant to Section 3.2.f.,and any such assignment or delegation made without such written consent shall be null and void. Upon request by Customer, Company shall execute and deliver such consent to assignment and opinion of counsel as may be reasonably necessary to effect an assignment to Customer's lenders and reasonably requested by such lenders in connection with a financing of the Facility.

      8.3. Governing Law. The validity, interpretation and performance of this Agreement and each of its provisions shall be governed by the applicable laws of the State of Mississippi without regard to the Conflicts of Law provisions.

      8.4. Headings Not to Affect Meaning. The descriptive headings o the various Sections and Articles of this Interconnection Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions hereof.

      8.5. Amendments. This Interconnection Agreement may be amended by and only by a written instrument duly executed by each of the parties hereto.

      8.6. Standards. Company and Customer shall discharge any and all rights and obligations under this Interconnection Agreement in a prudent manner and in accordance with Good Utility Practice. Any exercise by Company of any right of approval, inspection or review under this Agreement shall not be unreasonably withheld or delayed.

      8.7. Governmental Jurisdiction and Authorization.

            a. This Agreement shall become effective when executed by both parties and shall be subject to the acceptance for filing or approval, of the FERC. The Company shall use due diligence to file this Agreement with the FERC and obtain its acceptance for filing or approval. In the event the FERC requires changes in this Agreement as a condition to its acceptance or, if applicable, approval of this Agreement, the parties shall negotiate in good faith for a period of no less than thirty (30) days to effect any required amendments. If, at the end of such period, the parties have not reached agreement on such amendment and either party would be materially adversely affected by the required change, the adversely affected party may terminate this Agreement, effective upon fifteen (15) days notice to the other party. Company shall also use due diligence to seek and obtain any other governmental approval required by it to construct, own, operate and maintain the Company Interconnection Facilities and the System Upgrades.

            b. This Agreement is subject to present and future valid laws and valid orders, rules and regulations of duly constituted regulatory authorities having jurisdiction. Each Party expressly reserves, however, the right to appeal and otherwise contest any change ordered by a governmental agency or court having jurisdiction in the rights, terms and conditions specified in this Agreement.

            c. Nothing contained herein shall be construed as affecting in any way the right of the Company or Customer to unilaterally make application to the FERC for a change in rates, terms or conditions of service under Section 205 or 206 of the Federal Power Act and pursuant to the FERC's Rules and Regulations promulgated thereunder.

            d. Notwithstanding the above provisions of this Section 8.7, Company and Customer agree that neither Party shall unilaterally petition or otherwise request the FERC or any successor thereto for any change in any rate, term or condition set forth in Sections 2.1, 3.2.a., 3.2.b., 3.2.d., 3.2.e., 3.2.f. and
4.1 of this Agreement pursuant to Section 205 or Section 206 of the Federal Power Act or otherwise and each Party hereby expressly waives its right to make or request such change to the full extent permitted by law.

      8.8. Notices. Any notice, demand or request required or permitted to be given by either Party to the other and any Instrument required or permitted to be tendered or delivered by either Party to the other may be so given, tendered or delivered, as the case may be, by depositing the same in any United States Post Office with postage prepaid, for transmission by certified or registered mail, addressed to the Party, or personally delivered to the Party, at the address set out below:

      To Company: Energy Services, Inc.
                        639 Loyola Avenue
                        New Orleans, Louisiana  70113
                        Attention: Interconnection Arrangements Administrator

      To Customer: LSP Energy Limited Partnership
                        c/o LS Power, LLC
                        655 Craig Road, Suite 336
                        St. Louis, Missouri  63141
                        Attention: Batesville Project Manager

                             ARTICLE IX - INSURANCE

      9.1 Without limiting any obligations or liabilities under this Agreement, Customer shall, at its own expense, provide and maintain or cause to be provided and maintained, in effect beginning upon the date of Customer's authorization to proceed to Company pursuant to Section 3.2.d. for the life of this Agreement, minimum insurance coverage (in any combination of primary and excess/umbrella and subject to commercially reasonable deductibles) as follows:

            A. Workers' Compensation Insurance in accordance with all applicable State, Federal, and Maritime laws, including Employer's Liability Insurance in the minimum amount of $2,000,000. Policy shall be endorsed to include a Waiver of Subrogation in favor of Company and its affiliated and associated companies. To the extent Customer has employees, this coverage shall be maintained.

            B. Comprehensive General Liability Insurance, including contractual liability coverage for liabilities assumed under this Agreement, products/completed operations coverage, broad form property liability coverage, and personal injury coverage, with combined single limit of not less than $10,000,000 each occurrence. Customer shall furnish to Company an Additional Insured Endorsement with respect to such insurance in substantially the form shown in Appendix D.

            C. All risk property damage coverage on the Facility and Customer Interconnection Facilities, including coverage for electrical injury under an electrical apparatus assumption clause and Boiler and Machinery Insurance upon commercial operation of the Facility, which shall include mechanical breakdown, including, but not limited to, any pressure vessels, air tanks, boilers, machinery, turbine generators, transformers, pressure piping, and heating and air conditioning equipment. Customer shall furnish to Company an Additional Insured Endorsement with respect to such insurance in substantially the form shown in Appendix D.

      9.2 The Insurance to be provided hereunder shall be written by one or more nationally reputable insurance companies authorized to do business in Mississippi, rated B+ VII by AM Best or Lloyds Companies reasonably acceptable to Company. All of Customer's policies of insurance shall provide Company with thirty (30) days prior written notice of cancellation (except that notice for cancellation for nonpayment of premiums shall be ten (10) days), expiration or material adverse modification. Prior to the date the Facility is first operated in parallel with Company's electric system and annually thereafter during the term of this Agreement, Customer shall furnish a Certificate of Insurance to Company evidencing the coverages required under this Article IV.

                         ARTICLE X - GENERAL PROVISIONS

      10.1 Company shall not be liable for any costs or damages due to the inability of Customer or its designated representatives to obtain any licenses or permits required by any authority having jurisdiction over such matters.

      10.2 This Agreement, including all Appendices hereto, constitutes the entire agreement between the Parties hereto with reference to the subject matter hereof and no change or modification as to any of the provisions hereof shall be binding on either Party unless reduced to writing and approved by the authorized officer or agent of the Customer and the President or a Vice President of the Company. The terms and conditions of this Agreement any every Appendix referred to herein shall be amended, as agreed to by the Parties, to comply with changes or alterations made necessary by a valid applicable order of any governmental regulatory authority, or any court, having jurisdiction hereof. This Agreement includes the following appendices which are attached and incorporated herein:

            Appendix A - Company and Customer Interconnection Facilities

            Appendix B - System Upgrades

            Appendix C - Transferrable Interconnection Facilities

            Appendix D - Additional Insured Endorsement

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized officers on the day and year first above written.

WITNESSES:


                                            LSP ENERGY LIMITED PARTNERSHIP

                                            BY: LSP Energy, Inc.,

                                            Its: General Partner

                                            By: /s/ Paul G. Thessen
--------------------------------                --------------------------------
                                                    Paul G. Thessen

                                            Title:  Assistant Vice President
--------------------------------                    ----------------------------


                                            ENTERGY MISSISSIPPI, INC.

                                            By:
--------------------------------                --------------------------------

                                            Title: VP Transmission
--------------------------------                  ------------------------------

                                   APPENDIX A
                 COMPANY AND CUSTOMER INTERCONNECTION FACILITIES

1. Company Interconnection Facilities. The Company Interconnection Facilities shall be all the necessary equipment needed to interconnect the Company's system with the Customer's Interconnection Facilities as shown on the attached drawing. These facilities may include a breaker, switches, bus work, conductor, poles, foundations, System Protection Facilities, metering equipment, communication equipment and other facilities as may be identified in accordance with this Agreement.

2. Point of Interconnection. The Point of Interconnection shall be where the 230kV conductors of the Company Interconnection Facilities interconnect with the conductors of the Customer Interconnection Facilities at the fence of the Company's 230kV Batesville Substation.

3. Customer Interconnection Facilities. The Customer Interconnection Facilities shall include but not be limited to the following:

    The necessary transformers, circuit breakers, bus work, relay and protection equipment, switch gear, transmission line and supporting structures, metering and communications equipment. The conceptual layout, location, configuration and extent of Customer Interconnection
    Facilities is shown on the attached drawing.

                                   APPENDIX B
                                 SYSTEM UPGRADES

TUNICA TO TUNICA DIST. 115kV--.61 MILE 4/0 COPPER
Upgrade conductor to 1272 and upgrade risers, two switches, and operating bus at Tunica Dist. 115kV Substation

TUNICA DIST. TO BANKS 115kV Line--14.89 MILES, 4/0 COPPER
Upgrade conductor to 1272 and upgrade risers in Banks Switching Station

BANKS TO WALLS 115kV Line--9.7 Miles 4/9 COPPER AND 1/2 MILE OF 336 Upgrade conductor to 1272 and upgrade risers, two switches, operating bus, and two line bay busses at Walls Substation

WALLS-DESOTO 115kV LINE--3.9 MILES OF 4/0 COPPER, .48 MILES OF 336
Upgrade conductor to 1272--Partial upgrade and partial dynamic line rating

SARDIS SUBSTATION--115kV
Replace two switches

SENATOBIA 115kV SUBSTATION
Upgrade two risers, two switches, two line bay busses and operating bus

DYNAMIC LINE RATING EQUIPMENT ON:
  -- Senatobia to Coldwater
  -- Como to Crenshaw
  -- Crenshaw to Tunica

The projects listed above are preliminary in nature and will be designed and specified more fully in accordance with Section 3.2.d.

                                   APPENDIX C
                    TRANSFERRABLE INTERCONNECTION FACILITIES

    Transferrable Interconnection Facilities. Transferable Interconnection Facilities shall consist of those facilities which customer shall designate as such. The conceptual layout, location, configuration and extent of the Transferable Interconnection Facilities is shown on the attached drawing.

                                   APPENDIX D
                         ADDITIONAL INSURED ENDORSEMENT

      Customer shall furnish to Company an Additional Insured Endorsement with respect to such insurance in substantially the following form:

            "In consideration of the premium charged, Entergy _______________, Inc. and its affiliated and associated companies are named as additional insureds with respect to liabilities arising out of Customer's use and ownership of Customer's Facilities and Interconnection Facilities."

            "The inclusion of more than one insured under this policy shall not operate to impair the rights of one insured against another insured and the coverages afforded by this policy will apply as though separate policies had been issued to each insured. The inclusion of more than one insured will not, however, operate to increase the limits of the carrier's liability. Entergy ____________, Inc. will not, by reason of its inclusion under this policy, incur liability to the insurance carrier for payment of premium for this policy."

                             [ENTERGY LETTERHEAD]


August 18, 1998


LSP Energy Limited Partnership
c/o LS Power, LLC
655 Craig Road, Suite 336
St. Louis, Missouri 63141


                                LETTER OF AMENDMENT


Ladies and Gentlemen:

In accordance with the terms set forth below, Entergy Mississippi, Inc. (the Company) agrees to modify the Interconnection and Operating Agreement dated May 18, 1998 (the Agreement) between the Company and LSP Energy Limited Partnership (LSP) with the following amendments:

    1.  Section 3.2(g) of the Agreement shall be amended to read as follows:

              g. Customer (or Customer's power purchaser(s)) will be responsible for arranging transmission service necessary for deliveries from the Facility across Company's system. Network, firm point-to-point, non-firm point-to-point, or comparable service shall be purchased by Customer (or Customer's power purchaser(s)) at the rates established pursuant to the Company's then current tariff to the extent energy produced by the Facility is transmitted over Company's transmission system, and Company shall credit Customer for such use in an amount equal to the equivalent point-to-point transmission service rate for such service until such time as the cost of the System Upgrades previously paid by Customer has been fully offset, after which time such offset or credit shall no longer apply. Any such credit shall be separately identified by Company and applied monthly against charges due Entergy under Customer's applicable transmission service agreement, or paid directly to Customer in the event that no charges are due Entergy from Customer for such month under such transmission service agreement.

    2. Section 8.2 of the Agreement shall be amended by addition, after the last sentence of such Section, the following:

        In addition, Entergy shall be entitled to assign the Agreement to any wholly owned direct or indirect subsidiary of Entergy Corporation which succeeds to Entergy's ownership or control of the Entergy transmission system.

Upon receipt of LSP's executed acceptance of this Letter of Amendment, as provided below, the Company shall promptly make such filings with the Federal Energy Regulatory Commission as necessary to cause this Letter of Amendment to become effective. Upon acceptance for filing by the Federal Energy Regulatory Commission, the Letter of Amendment will become part of the Agreement.

Please indicate your agreement to the above terms by signing both copies of this Letter of Amendment and return one copy to us.

Sincerely,

 /s/ John H. Zehanek
---------------------

John H. Zehanek
Vice President
Transmission Business


Agreed and Accepted:

LSP Energy Limited Partnership

LSP Energy, Inc. its general partner

By:     /s/ Paul G. Thessen
    ----------------------------

Title:  Assistant Vice President
       --------------------------

Date:          8/18/98
       --------------------------